Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

As an independent Certified Public Accountant, I hereby consent to the inclusion of my audit report concerning the financial statements of Tsingda Eedu Corporation for the year ended December 31, 2009 in a filing of that company on Form S-8.

/s/ Jeffrey & Company
Jeffrey & Company, Certified Public Accountants

Wayne, New Jersey 07470

May 25, 2011